Exhibit 99.1

CB Richard Ellis Services, Inc. Announces Preliminary Results and Pricing

of Tender Offer and Consent Solicitation

for Its 9 3/4% Senior Notes Due 2010

LOS ANGELES, CA — (BUSINESS WIRE) — November 17, 2006. CB Richard Ellis Group, Inc. (NYSE: CBG), today announced the preliminary results and the pricing terms of the previously announced cash tender offer and consent solicitation by its wholly-owned subsidiary, CB Richard Ellis Services, Inc. (the “Company”), to purchase all of the Company’s 9 3/4% Senior Notes due 2010 (the “Notes”), with an aggregate principal amount of $130,000,000 outstanding. The offer remains open and is scheduled to expire at 5:00 p.m., New York City time, on December 4, 2006 (the “Expiration Date”), unless otherwise extended.

As of 5:00 p.m., New York City time, on November 16, 2006 (the “Consent Date”), the Company had received tenders and consents from holders representing 97.0% of the total outstanding principal amount of the Notes. The amount tendered exceeds the number of consents required to approve certain proposed amendments to the indenture governing the Notes. A supplemental indenture effecting the proposed amendments, as described in the tender offer documents, to the indenture governing the Notes will be executed promptly. However, the proposed amendments will not become operative with respect to the Notes until the tendered Notes are accepted for purchase by the Company. If the tender offer is terminated or withdrawn, the proposed amendments will not become operative.

The consideration to be paid for tendered Notes, and additional Notes which are tendered prior to the Expiration Date, was determined as of 10:00 a.m., New York City time, November 17, 2006, by reference to a fixed spread of 50 basis points over the yield on the 4 3/8% U.S. Treasury Note due May 15, 2007. The yield for the reference security was 5.063% at such time.

Accordingly, the total consideration per $1,000 principal amount of Notes validly tendered on or prior to the Consent Date, and accepted for payment, will be $1,065.64, including a $30 cash payment per $1,000 principal amount in respect of all Notes validly tendered on or prior to such date. The tender offer consideration per $1,000 principal amount of Notes tendered after the Consent Date and on or prior to the Expiration Date, and accepted for payment, will be $1,035.64. Holders of Notes validly tendered and accepted for payment will also receive accrued and unpaid interest on their Notes up to, but not including, the payment date for the tender offer and consent solicitation, which is expected to be on or about December 5, 2006.

The obligation of the Company to accept for purchase, and to pay for, Notes validly tendered and not withdrawn pursuant to the tender offer and the consent solicitation is subject to the satisfaction or waiver of certain conditions, including the receipt of sufficient consents with respect to the proposed amendments to the indenture. The Company intends to finance the purchase of the Notes and related fees and expenses using cash on hand or by drawing down funds under the Company’s existing credit facility. The complete terms and conditions of the tender offer and the consent solicitation are set forth in the tender offer documents which have been sent to holders of the Notes.

The Company has retained Credit Suisse Securities (USA) LLC to act as Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA)

LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Copies of the tender offer documents and other related documents may be obtained from Georgeson, Inc., the information agent for the tender offer and consent solicitation, at (866) 244-9585 (toll free) or (212) 440-9800 (collect).

The tender offer and consent solicitation is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or CB Richard Ellis Group, Inc. It also is not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

About CB Richard Ellis Group, Inc.

CB Richard Ellis Group, Inc., a FORTUNE 1000 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2005 revenue). With approximately 14,500 employees, CB Richard Ellis Group serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; investment management; appraisal and valuation; and research and consulting. Founded in 1906, CB Richard Ellis marks a century of excellence in real estate services this year. Please visit our Web site at www.cbre.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may affect our financial information and the Company’s ability to complete the tender offer and the consent solicitation. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, we expressly disclaim any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Factors that could affect our financial information and the Company’s ability to complete the tender offer and the consent solicitation include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; any general economic recession domestically or internationally; general conditions of financial liquidity for real estate transactions; our ability to leverage our platform to sustain revenue growth; our ability to retain and incentivize producers; and our levels of borrowing.

Additional information concerning factors that may influence our financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2005, and under “Management’s Discussion and Analysis of Financial Condition

and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as well as in our press releases and other periodic filings with the Securities and Exchange Commission. Such filings are available publicly and may be obtained from our web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

For further information:

Kenneth Kay Senior Executive Vice President and Chief Financial Officer 310.606.4706	Steve Iaco Senior Managing Director of Corporate Communications 212.984.6535	Shelley Young Director of Investor Relations 212.984.8359

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